EXHIBIT  99.1

INmune Bio Co-Founder and CEO Presents at Maxim Group’s Conference on Alzheimer’s Disease

La Jolla, CA – July 3, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced that R.J. Tesi, M.D., the company’s co-founder and CEO, presented at the Maxim Group’s conference on Alzheimer’s disease on June 26 in New York. During his presentation, Dr. Tesi addressed how INmune Bio’s drug candidate XPro1595 targets microglial activation and neuroinflammation to treat Alzheimer’s, which may be a key driver in the disease.

During the conference, titled “Alzheimer's Disease – What's Next? Treating Alzheimer's in a Post-Amyloid World,” Dr. Tesi discussed INmune Bio’s novel approach to treating Alzheimer’s  with XPro1595, a second generation selective inhibitor of soluble TNF (tumor necrosis factor) to combat neuroinflammation and microglial activation. The novel biomarker-directed clinical trial design uses inflammatory biomarkers to select patients and determine treatment effects.

“I was delighted to showcase INmune Bio’s development program with XPro1595 in Alzheimer’s disease,” said Dr. Tesi. We believe that our Phase I clinical trial supported by the Alzheimer’s Association Part-the-Cloud Award is a positive step in exploring if reversing microglial activation and neuroinflammation will have an impact on this devastating disease.”

INmune Bio will begin enrolling patients into Xpro1595’s Phase I clinical trial in the coming weeks.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Holly Dugan

(201) 465-8019

INmuneBio@AntennaGroup.com